Exhibit 99.1

Block, Inc. Announces $1.5 Billion Offering of Senior Notes

DISTRIBUTED-WORK-MODEL/OAKLAND, Calif., August 13, 2025 — Block, Inc. (“Block”) (NYSE: XYZ) today announced its intention to offer, subject to market conditions and other factors, $1.5 billion aggregate principal amount of senior notes in two series (the “Notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Act.

The interest rate, redemption provisions, maturity date and other terms of each series of Notes will be determined by negotiations between Block and the initial purchasers.

Block intends to use the net proceeds from this offering for general corporate purposes, which may include the repayment or repurchase of existing debt, potential acquisitions and strategic transactions, capital expenditures, investments and working capital.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Notes have not been, and will not be, registered under the Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Act and applicable state laws.

About Block, Inc.

Block, Inc. (NYSE: XYZ) builds technology to increase access to the global economy. Each of our brands unlocks different aspects of the economy for more people. Square makes commerce and financial services accessible to sellers. Cash App is the easy way to spend, send, and store money. Afterpay is transforming the way customers manage their spending over time. TIDAL is a music platform that empowers artists to thrive as entrepreneurs. Bitkey is a simple self-custody wallet built for bitcoin. Proto is a suite of bitcoin mining products and services. Together, we’re helping build a financial system that is open to everyone.

Media Contact:

press@block.xyz

or

Investor Relations Contact:

ir@block.xyz